Exhibit 99.2

FOR IMMEDIATE RELEASE	NR11-27

DYNEGY INC. ACQUIRES DIRECT OWNERSHIP
OF SUBSIDIARY DYNEGY COAL HOLDCO, LLC

HOUSTON, September 1, 2011 — Dynegy Inc. (the Company) (NYSE: DYN) today announced that it has acquired direct ownership of Dynegy Coal Holdco, LLC (Coal Holdco), the indirect parent of the Company’s  subsidiary Dynegy Midwest Generation, LLC (CoalCo).  As announced on August 8, 2011, the Company established CoalCo as part of an internal restructuring designed to increase flexibility and optimize asset value by creating separate coal-fueled and gas-fueled power generation units, for which $1.7 billion in stand alone first lien financings were obtained.  The transfer of Coal Holdco will help the Company delever its consolidated balance sheet by facilitating one or more potential transactions, which are currently under consideration by the Finance and Restructuring Committee of the Board.  These potential transactions include exchanges of some or all of Dynegy Holdings’ outstanding $3.5 billion in notes for new notes and/or cash.  Such transactions may be implemented in privately-negotiated transactions or otherwise.

The Company’s management and Board of Directors concluded that the fair value of the acquired equity stake in Coal Holdco, after taking into account all debt obligations of CoalCo, including in particular its new $600 million, five-year senior secured term loan facility, is approximately $1.25 billion.  This value was provided to Coal Holdco’s former direct parent, Dynegy Gas Investments, LLC (DGI) through the Company’s issuance of an undertaking to make proportionate payments at the times that Dynegy Holdings is obligated to make payments of principal and interest under its $1.1 billion of 7.75% notes due 2019 and its $175 million of 7.625% notes due 2026. The undertaking does not provide any rights or obligations with respect to any outstanding Dynegy Holdings notes, including the notes due in 2019 and 2026.

Immediately after closing the transfer, the undertaking was assigned by DGI to its parent, Dynegy Holdings, for a note in the amount of $1.25 billion that matures in 2027. The undertaking provides for the reduction of the Company’s obligations if it or its subsidiaries (other than Dynegy Holdings and its subsidiaries) acquire or retire any of Dynegy Holdings’ outstanding $3.5 billion of notes.

FORWARD LOOKING STATEMENTS

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the Acquisition and the expected benefits therefrom, as well as any further restructuring steps. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the SEC). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things,(i) the anticipated effectiveness of the overall restructuring activities and any additional strategies to address Dynegy’s liquidity and capital resources including accessing the capital markets; (ii) limitations on Dynegy’s ability to utilize previously incurred federal net operating losses or alternative minimum tax credits; (iii) the timing and anticipated benefits to be achieved through Dynegy’s cost savings programs; (iv) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (v) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (vi) beliefs about commodity pricing and generation volumes; (vii) beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the impact on such prices from shale gas proliferation and the timing of a recovery in natural gas prices, if any; (viii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (ix) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the anticipation of higher market pricing over the longer term; (x) beliefs and assumptions regarding Dynegy’s ability to enhance or protect long-term value for stockholders; (xi) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xii) beliefs and assumptions about weather and general economic conditions; (xiii) expectations regarding Dynegy’s new credit facilities compliance, collateral demands, interest expense and other payments; (xiv) Dynegy’s focus on safety and its ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

SOURCE: Dynegy Inc.

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